UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 18, 2012 (July 17, 2012)

Ampal-American Israel Corporation
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	0-538 (Commission File Number)	13-0435685 (IRS Employer Identification No.)
555 Madison Avenue New York, NY, USA (Address of principal executive offices)	10022 (Zip Code)
(866) 447-8636 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

On July 18, 2012, the holders of the Series A, Series B and Series C Debentures (collectively, the “Debentures”) of Ampal-American Israel Corporation (the “Company”) held a meeting (the “Meeting”), which was convened at the request of the trustees of the Debenture holders. The Debentures are traded on the Tel-Aviv Stock Exchange. In addition, on July 18, 2012, the Company made available on its website (www.ampal.com) the presentation in Hebrew presented by the Company at the Meeting. A translation to English of the full text of the Presentation is furnished as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01.  Other Events.

On July 17, 2012, the Company announced that it had published a new proposed outline for arrangement (the “Term Sheet”), which will be voted on by the holders of the Debentures in the upcoming days.  This announcement follows the Company’s previous announcement dated April 4, 2012.  The Term Sheet sets out the proposed guiding principles for a detailed agreement to modify the terms of all of the Debentures.  The Term Sheet reflects ongoing negotiations with the committees formed by the holders of each Debenture Series.  If the Term Sheet is adopted, various court approvals, registration statements and a detailed Debenture holders’ consent will be required.

According to the Term Sheet, the Company will postpone all of the principal payments due on all the Debentures by two years (the “Postponement Period”), starting in December 2011.

The Term Sheet includes various undertakings to be taken by both the Company and by its controlling shareholder group upon final agreement, including, among others:

1.
During the Postponement Period, the Company will continue to make semi-annual interest payments due to all of its Debentures, the first one on the later of October 1, 2012 or 10 working days after the final restructuring agreement is approved, and the rest once every six months thereafter. On the date of the first semi-annual interest payment, the Company will pay each Debenture series the entire interest accumulated up to that date;

2.
Once the final restructuring agreement is approved and subject to the Company's available cash, the Company will pay the Debenture holders a sum of US$5 million on account of the first principal payment after the Postponement Period. In any event the Company will pay at least $2.5 million not later than December 31, 2012 and the balance not later than June 30, 2013. Out of this amount, $1.25 million will be paid to Series B Debenture holders and the balance will be paid pro rata between all the Debenture holders;

3.
For the Postponement Period, all the Debenture holders will be eligible to receive additional annual interest at the rate of 1.25% to be paid during the future principal payments. All of the Debenture holders will be eligible to receive further additional annual interest at the rate of 0.75% for the period after the Postponement Period and through the maturity of the entire debt due under the Debentures;

4.	The Company will deposit with each Debenture Series holders' trustee additional cash equal to the payment of semi-annual interest payments to the Debenture holders;

5.
Issuance to the Debenture holders of more than 23% of the Company's Class A Stock, resulting in the Debenture holders holding 23% of the Company's Class A Stock on a fully diluted basis after all Class A Stock has been issued according to the final restructuring agreement, while Mr. Maiman, the Chairman, President and CEO of the Company and a member of the Company's controlling shareholder group, will continue to hold at that time no less than 51% (on a fully diluted basis) of the Company's Class A Stock;

6.
The Company will grant the Debenture holders a single first rank lien, for an unlimited sum, on the Company's holdings in a limited partnership which holds an interest in East Mediterranean Gas Co. ("EMG"). In addition, the Company will undertake that the remuneration from realization of its holding in EMG will be distributed pro rata between the Company and the other limited partners and the aforesaid limited partnership;

7.
The Company’s controlling shareholder group will grant the Debenture holders a single first rank lien up to a value of US$20 million on 24% of the Company's controlling shareholder group’s interests in the Ethanol project in Colombia, held by the controlling shareholder group (the "Ethanol Project");

8.
The Company will grant the Debenture holders a single first rank lien, for an unlimited sum, on the Company's right to receive payments due on a loan the Company provided to a member of the controlling shareholder group related to the Ethanol Project including the interest accrued up to the date of the realization of such lien, and a similar lien on 25% of the equity of a company which holds the Ethanol Project, should the Company exercise said loan to equity;

9.
The Company will grant the Debenture holders a single first rank lien, for an unlimited sum, on the Company's right to receive payments resulting from its ongoing arbitrations against the Government of Egypt related to its holdings in EMG;

10.	The Company will grant the Debenture holders a single first rank lien, for an unlimited sum, on the Company's 37% interest in Bay-Heart Ltd.;

11.	Mr. Maiman will grant the Debenture holders a single first rank lien, for an unlimited sum, on his 24% interest in Eltek Ltd. (Nasdaq: ELTK) ("Eltek");

12.
The Company will grant the Debenture holders a single first rank lien on the Company's holdings in its fully owned Israeli subsidiary, Ampal Energy Ltd. The Company will request that Israel Discount Bank approve this lien before approving the final restructuring agreement. The lien will include terms and/or a quick resolution mechanism which would allow for a grace period before the realization of the lien if it appears that the Company is about to complete its obligations in accordance with the Term Sheet and it can be assumed that during such grace period, the Company would complete its obligations to the Debenture holders;

13.	The Company will be subject to several financial covenants and enhanced disclosure undertakings;

14.	The Company will not pay dividends or other payments to its shareholders until 50% of the outstanding principal payments due to the Debentures have been repaid to the Debenture holders;

15.
During the Postponement Period, the Company will not make any out-of-the-ordinary-course-of business transactions with its controlling shareholder group, without the prior consent of the Debenture holders;

16.
The Company will not pay Mr. Maiman any salary during the Postponement Period, and for an additional period of two years, his cash salary will be limited to 50% of his current salary, while the remainder will be paid in the Company's Class A Stock;

17.
The Debenture holders will receive a put option from a member of the Company's controlling shareholder group, exercisable between March 1, 2013 and September 1, 2013, on the loan made by the Company to the controlling shareholder group with regard to the Ethanol Project, permitting the Debenture holders to cause the Company to call the loan or to sell the shares the Company will own in the Ethanol Project to the controlling shareholder group for US$22.5 million (plus interest). The payment of the loan will be made in two installments: the first 25% of the payment will be made by July 1, 2013 and the remaining 75% by March 1, 2014. If the option is exercised after April 1, 2013, the first aforesaid payment will be made 3 months after the option exercise. The put option will be cancelled in the event the Company sells its holdings in the Ethanol Project for an amount not less than $22.5 million (plus interest);

18.
After the approval of the final agreement, Mr. Maiman will transfer to the Company his 24% holdings in Eltek and he will receive the Company's Class A stock with a value of $3 million. The Company will sell the holdings in Eltek and if the consideration is less than $3 million, Mr. Maiman will pay the difference not later than March 1, 2013. No later than September 1, 2013, Mr. Maiman will pay the Company the difference between the said amount and $6 million, for which he will receive additional shares of the Company’s Class A Stock;

19.
The controlling shareholder group of the Company will not transfer the controlling stake in the Company during the Postponement Period and will waive any rights for a "golden parachute" in case of change of control during the Postponement Period and until the first principal payment is made to all series of Debentures;

20.
All of Mr. Maiman's undertakings detailed above will be mortgaged in favor of the Debenture holders and will remain valid in the event of the Company's insolvency, receivership, liquidation and stay-off proceedings;

21.
The Debenture holders will have the right to set all of their Company debt to immediate prepayment one year from the finalization and approval of the restructuring, should the Company not meet at least one of the three following milestones: Gadot's value is higher by US$20 million than the Company's secured debt to Discount Bank; EMG's business has returned to normal course or EMG provides any other financial benefits to the Company; or, a third party has invested in the Ethanol Project in an investment reflecting a project value higher than the project's current value on the Company's books (which is approximately US$90 million for the 100% of the project);

22.
The Debenture holders will have the right to appoint an observer to the Company's Board of Directors’ meetings. Said observer will be entitled to authorize Global Wind Energy's annual budget, to receive certain information from the Company regarding its expenses, etc. He will also be entitled to receive payments in accordance with the payments made to the members of the Board, and will be an additional beneficiary to the Company's Directors & Officers insurance policy;

23.
During the Postponement Period, the Company’s general and administrative expenses, including management fee payments to one of the members of the controlling group and payments to the Company's CFO will be reduced substantially. Should one of the three milestones detailed in Section 21 above occur, a sum of US$250,000 out of the reduced sum as aforesaid will be paid to that member and to the CFO;

24.
Subject to any required approvals, all payments to the Company's unsecured financial debtors will be postponed in the same manner as the debt to the Debenture holders, which will be entitled to similar pro rata rights as provided to the Debenture holders;

25.	The Company will not enter to new investments during the Postponement Period without the prior consent of the Debenture holders;

26.
The Company will have the right to release some of the liens according to a mechanism to be agreed upon in the final settlement agreement and to repay the debt to the Debenture holders early at the pari value and will be released at that time from all of its undertakings;

27.
Not later than 90 days after the approval of this Term Sheet, the parties will finalize the drafting of the detailed restructuring agreement and will present it for the votes of the Debenture holders; and

28.
The detailed restructuring agreement will include certain exemptions from possible litigation against the Company's controlling shareholders group, its directors and its officers.  Such exemptions are all subject to the Company's and Mr. Maiman's upholding their undertakings and depositing with the trustees of the Debentures an amount of $9 million by January 1, 2014 from sources which do not currently appear in the Company's forecasted cash flow, all as will be detailed in the final restructuring agreement. Notwithstanding the aforesaid, the exemption related to the Ethanol Project will be subject only to the actual payments made by the member of the Company's controlling shareholders group according to Section 17 above.

There is no assurance that the Company will reach detailed agreements with the Debenture holders and obtain all the required consents and approvals.

The Company issued a press release with respect to the foregoing on July 17, 2012 (the “Press Release”).  The full text of the Press Release is furnished as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits:

EXHIBIT	DESCRIPTION
99.1	Translation to English of the Hebrew Presentation of Ampal-American Israel Corporation to Debenture Holders, dated July 18, 2012.
99.2	Press Release of Ampal-American Israel Corporation, dated July 17, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPAL-AMERICAN ISRAEL CORPORATION

Date: July 18, 2012	By:	/s/ Yoram Firon
Name: Yoram Firon
Title: Vice President - Investments and Corporate Affairs and Secretary

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
99.1	Translation to English of the Hebrew Presentation of Ampal-American Israel Corporation to Debenture Holders, dated July 18, 2012.
99.2	Press Release of Ampal-American Israel Corporation, dated July 17, 2012.